Exhibit 3.2

                      RESTATED ARTICLES OF INCORPORATION

                                       OF

                           IDAHO-MONTANA SILVER, INC.

                                   ARTICLE 1

          The  name  of  this  corporation  is:

          Grant  Douglas  Acquisition  Corp.

                                   ARTICLE II

     Officers for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Shareholders may be held, may be established and maintained in any part of the State of Idaho, or in any other state, territory, or possession of the United States.

                                  ARTICLE III

     The  nature  of  the  business  is  to  engage  in  any  lawful  activity.

                                   ARTICLE IV

     The capital stock of the Corporation shall consist of 100,000,000 shares of Common Stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.

     Effective upon the filing of these Restated Articles of Incorporation, the issued and outstanding shares of common stock shall undergo a 1-for-40 reverse stock split.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the statues governing corporations in the State of Idaho. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number

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of  shares  of  any  series  shall  be  decreased,  the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

     The members of the governing board of the corporation shall be styled directors, of which there shall be no less than one nor more than seven.
The  Directors  of  this  corporation  need  not  be  stockholders.

                                   ARTICLE VI

     This  corporation  shall  have  perpetual  existence.

                                  ARTICLE VII

     This Corporation shall have president, a secretary, a treasurer and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

                                  ARTICLE VIII

     The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

                                   ARTICLE IX

     No director or officer of the corporation shall be personally liable to the corporation of any of its stockholders for the damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the corporate laws of the State of Idaho. Any repeal or modification of this Article by the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

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     This  Restated  Articles  of  Incorporation was unanimously approved by the
Board  of  Directors  of  the  Corporation  on  February  6,  2001.

     The number of shares of the corporation outstanding and entitled to vote on this Restated Articles of Incorporation is 1,883,088. The Restated Articles of Incorporation have been consented to and approved by 1,052,326 shares, constituting more than a majority all of the shareholders of each class of stock outstanding and entitled to vote thereon, as of February 20, 2001. The number of shares cast in favor of the Restated Articles of Amendment was sufficient for approval.


/s/ Donald A. Mitchell                         /s/ Ruby Savage
-----------------------------                  -------------------------
Donald A. Mitchell                             Ruby Savage
President                                      Secretary

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